UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PATRIOT CAPITAL FUNDING, INC.

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Patriot Capital Funding Reminds Stockholders to Vote on
Proposals Submitted for Approval at 2008 Annual Meeting of Stockholders
WESTPORT, CT — June 19, 2008 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) would like to remind its stockholders to vote on the proposals being submitted for approval at its 2008 annual meeting of stockholders to be held on June 24, 2008. Specifically, with respect to the third proposal, if stockholders’ shares are held for their account by a broker, bank, or other institution or nominee and they do not instruct such institution or nominee how to vote their shares, the effect will be the same as if they voted against this proposal, which seeks to authorize Patriot Capital Funding, with the approval of its Board of Directors, to sell shares of its common stock below the then current net asset value per share in one or more offerings. Such institutions and nominees generally are not authorized to vote for such a proposal without obtaining voting instructions from stockholders.
“Given the current turmoil in the debt markets and uncertainty in the equity capital markets, we believe that it is important that we maintain sufficient financing flexibility to support our continued growth,” said Richard Buckanavage, President and Chief Executive Officer of Patriot Capital Funding. “In this regard, we are seeking approval of a proposal at our 2008 annual meeting of stockholders to authorize us to sell shares of our common stock below the then current net asset value per share to ensure such financing flexibility. As a result, we are urging stockholders to contact their brokers, banks, and other institutions and nominees to instruct them how to vote their shares on this proposal.”

Voting Instructions
Stockholders are able to vote on the proposals submitted for approval at the 2008 annual meeting of stockholders by three alternative ways:
•	If their shares are held in an account at an institution or nominee participating in Broadridge Financial Services, Inc.’s Investor Communications Solutions program, they may vote those shares by:
•	telephone by calling 1.800.454.8683 or

•	internet 24 hours a day, 7 days a week at http://www.proxyvote.com.
In order to vote via either of these methods, the control number on the voting form is needed.
•	If their shares are held directly in their name, they may vote those shares by mailing back the proxy card they received from Patriot Capital Funding.

•	If their shares are held in an account at an institution or nominee and they obtain proper written authority from their institution or nominee, or if their shares are held directly in their name, they may attend the 2008 annual meeting of stockholders and vote their shares in person.
Stockholders who have questions about voting or changing their vote, or need assistance voting their shares, should call Georgeson, Inc. at 1.800.223.2064.
About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments — which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally up to $2.0 million and, to a lesser extent, investments in broadly syndicated loans.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Richard Buckanavage	Robert Rinderman or Steven Hecht
President and Chief Executive Officer	Jaffoni & Collins Incorporated
203/429-2700	212/835-8500 or PCAP@jcir.com
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